                                                                Exhibit 99.1
[GRAPHIC OMITTED]
                                          RE: NN Inc.
                                          2000 Waters Edge Drive
                                          Johnson City, TN  37604

FOR FURTHER INFORMATION:

AT THE COMPANY:                                           AT FRB|WEBER SHANDWICK
---------------                                           ----------------------
Will Kelly                                                Kerry Thalheim        Susan Garland
Treasurer & Manager of Investor Relations                 (General info)        (Analyst info)
(423) 743-9151                                            212-445-8437          212-445-8458

FOR IMMEDIATE RELEASE
November 14, 2001

                       NN ANNOUNCES THIRD QUARTER RESERVE

Johnson City, Tenn - November 14, 2001 - NN, Inc. (NASDAQ: NNBR) today announced that subsequent to the release of its third quarter 2001 earnings on October 30,
2001, the Company learned that a customer of its plastic division filed for voluntary Chapter 7 bankruptcy protection. As a result, the Company will record a third quarter 2001 reserve for approximately $400,000 pre-tax as part of the filing of its September 30, 2001 Form 10-Q on November 14, 2001. As a result of this action, the Company's earnings reported in its October 30th announcement have been reduced for the three months and nine months ended September 30, 2001 from $0.06 per share to $0.05 per share and from $0.38 per share to $0.37 per share, respectively.

For the nine-month period ended September 30, 2001, NN recorded sales of approximately $1.8 million and had a trade receivable account balance of approximately $1.0 million for this customer. Net payments received from this customer subsequent to September 30, 2001, have reduced the outstanding balance to approximately $800,000.

David L. Dyckman, Chief Financial Officer, stated, "We were surprised to learn that this privately held company had filed for bankruptcy. Although we were aware economics had slowed the Company's performance, our assessment and the related payment history did not provide indications that would have led us to anticipate the bankruptcy filing.

"It is also important to note that the bankruptcy proceedings are in the very early stages and additional information is limited on this situation. However, we can say that NN will have representation on the creditors' committee in an effort to minimize our risk of loss. We feel that

the recording of a reserve for approximately $400,000 as part of the filing of our September 30, 2001 Form 10-Q is warranted under the circumstances given the information in our possession at this time.

"Although this situation is a concern to us, we do not anticipate any adverse financial impact on our fourth quarter 2001 or full year 2002 financials beyond the potential write-off of the trade accounts receivable balance. Over the last couple of years, we have had a declining sales relationship with this customer as they have moved production offshore. As a consequence, we did not include any sales from this customer in our previously announced 2002 forecasts," added Mr.
Dyckman.

NN, Inc. is an independent manufacturer and supplier of high quality, precision-bearing components to both domestic and international anti-friction bearing manufacturers and had sales of US $132 million in 2000.

With the exception of the historical information contained in the release, the matters described herein contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation
Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to be materially different from such forward-looking statements. Such factors include, among others, general economic conditions and economic conditions in the industrial sector, competitive influences, risks that current customers will commence or increase captive production, risks of capacity underutilization, quality issues, availability of raw materials, currency and other risks associated with international trade, the
Company's dependence on certain major customers, and other risk factors and cautionary statements listed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission, including, but not limited to, the Company's Annual Report on 10-K for the fiscal year ended December 31,
2000.

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